UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2016

PACIFIC OFFICE PROPERTIES TRUST, INC.
__________________________________________________________________________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-09900	86-0602478
__________________________________________________________________________________________________________
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

841 Bishop Street, Suite 1700 Honolulu, Hawaii	96813
____________________________________________________________	______________________________
(Address of principal executive offices)	(Zip Code)

(808) 521-7444
(Registrant’s telephone number, including area code)

Not applicable
__________________________________________________________________________________________________________
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01	Entry into a Material Definitive Agreement.

On September 30, 2016, Pacific Office Properties, L.P., a Delaware limited partnership (the “Operating Partnership”) of which Pacific Office Properties Trust, Inc. (the “Corporation”) is the sole general partner, entered into an amendment with the holders of its outstanding subordinated promissory notes in the aggregate principal amount of $29.4 million. Under the amendment, the holders agreed that the existing notes would be subordinate in right of payment to the New Note (as defined in Item 2.03 below), and the maturity of each of the existing notes was amended to be coterminous with the maturity of the New Note (as described in Item 2.03 below).

As previously disclosed, certain of these outstanding promissory notes, having an aggregate principal amount of $21.1 million, were issued in 2008 as consideration for having funded certain capital improvements prior to the completion of our formation transactions and upon the exercise of an option granted to us as part of our formation transactions in 2008. Based on their respective ownership in the entities holding these promissory notes, the aggregate principal amount attributable to each of Jay H. Shidler (our Chairman of the Board), James C. Reynolds (who beneficially owns approximately 12% of our Class A Common Stock), James R. Ingebritsen (our former Chief Executive Officer), Matthew J. Root (our former Chief Investment Officer) and Lawrence J. Taff (our current Chief Executive Officer and Chief Financial Officer) was $6.8 million, $6.1 million, $2.7 million, $2.7 million and $2.0 million, respectively. Interests in the remaining $0.8 million are held by entities controlled by Mr. Reynolds.

The remainder of these outstanding promissory notes, having an aggregate principal amount of $8.3 million, were issued in 2014 to settle claims under tax protection agreements relating to the sale of our First Insurance Center property in 2012. These notes were issued to the following persons or to entities controlled by such persons in the following principal amounts: Mr. Shidler ($2.0 million), Mr. Reynolds ($2.7 million), Mr. Ingebritsen ($1.3 million), Mr. Root ($1.3 million) and Mr. Taff ($1.1 million).

The above description of the amendment to the outstanding subordinated promissory notes is qualified in its entirety, and the terms therein are incorporated herein, by reference to the Third Amendment to Subordinated Promissory Notes, which is filed as Exhibit 10.1 hereto.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On September 30, 2016, the Operating Partnership issued a promissory note in the principal amount of $3,000,000 (the “New Note”) to Shidler Equities L.P. (“Shidler Equities”), a Hawaii limited partnership controlled by Mr. Shidler, in consideration of a loan in that amount made by Shidler Equities to the Operating Partnership. The New Note accrues interest at a rate of 5% per annum, with interest payable quarterly, subject to the Operating Partnership’s right to defer the payment of interest for any or all periods until the date of maturity. The stated maturity date for the New Note is the earlier of (i) December 31, 2016 (or, if later, the maturity date of indebtedness under the Operating Partnership’s credit facility with First Hawaiian Bank, but in any event not later than December 31, 2017) and (ii) the date on which the Operating Partnership

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has fully satisfied, or is released from, any liability under the Indemnification Agreement, dated as of September 2, 2009 (as subsequently amended), between the Operating Partnership and Shidler Equities. Maturity will accelerate upon the occurrence of an underwritten public offering of at least $75 million of the Corporation’s common stock, the sale of all or substantially all of the Corporation’s assets, or the merger or consolidation of the Corporation with another entity. The New Note is an unsecured obligation of the Operating Partnership and is subordinated to all trade obligations incurred in the ordinary course of business of the Operating Partnership.

The above description of the New Note is qualified in its entirety, and the terms therein are incorporated herein, by reference to the New Note, which is filed as Exhibit 4.1 hereto.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are filed herewith:

Exhibit No.	Description
4.1	Subordinated Promissory Note dated September 30, 2016.
10.1	Third Amendment to Subordinated Promissory Notes, dated as of September 30, 2016, among Pacific Office Properties, L.P. and the holders named therein.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PACIFIC OFFICE PROPERTIES TRUST, INC.

By:	/s/ Kimberly F. Aquino

Name:	Kimberly F. Aquino

Title:	Vice President and Corporate Secretary

Dated: October 6, 2016

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EXHIBIT INDEX

Exhibit No.	Description
4.1	Subordinated Promissory Note dated September 30, 2016.
10.1	Third Amendment to Subordinated Promissory Notes, dated as of September 30, 2016, among Pacific Office Properties, L.P. and the holders named therein.

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